Exhibit 1.1

AMENDMENT TO PATENT LICENSE AGREEMENTS

This Amendment to Patent License Agreements (“Amendment”) is entered into as of the last date executed below (“Effective Date”) between BioMimetic Therapeutics, Inc. (“BMTI”), a Delaware corporation having its principle place of business at 389 Nichol Mill Lane, Franklin, TN 37215 and Bristol-Myers Squibb Company (“BMS”), a Delaware corporation having its principle place of business at 345 Park Avenue, New York, NY 10154.

WHEREAS, BMTI previously entered into an Exclusive Patent License Agreement with ZymoGenetics, Inc. (“ZymoGenetics”) dated March 28, 2001, and a Second Exclusive Patent License Agreement with ZymoGenetics dated January 21, 2003 (collectively “License Agreements”);

WHEREAS, in October 2010 BMS acquired ZymoGenetics, and thereby assumed ZymoGenetics’ rights and responsibilities under the License Agreements; and

WHEREAS, pursuant to Section 12.5 of each of the License Agreements, the parties now desire to amend the License Agreements as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for good and valuable consideration, the sufficiency of which is hereby acknowledged, BMTI and BMS hereby agree to amend the License Agreements as follows:

1.      Within 30 days of the Effective Date, BMTI shall pay to BMS One Million Five Hundred Thousand Dollars ($1,500,000) (“Final Payment”) as a final payment for all rights granted to BMTI under the License Agreements.

2.      In consideration for the one-time Final Payment by BMTI, BMTI shall be deemed to have an exclusive, world-wide, royalty-free, fully paid up, perpetual and irrevocable license under the license and other rights granted to BMTI in the License Agreements.  For the avoidance of doubt, after the Effective Date and BMS’ receipt of the Final Payment, BMTI will not owe any further payments to BMS for any intellectual property governed by the License Agreements, and no further payments shall be due under Section 4 of either of the License Agreements, including royalty payments, minimum royalty payments, milestone payments, sales bonus payments, or sublicense fees.

3.      Except as expressly amended by this Amendment, the License Agreements are and shall remain in full force and effect in accordance with their terms, and the parties hereby ratify and reaffirm the License Agreements as amended hereby.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the Effective Date.

BioMimetic Therapeutics, Inc.

By: /s/ Earl Douglas
Earl Douglas
Vice President & General Counsel

Date: June 30, 2011
Bristol-Myers Squibb Company

By: /s/ Graham R. Brazier
Name: Graham R. Brazier
Title: Vice President
Strategic Transactions Group

Date: June 30, 2011